DEFA14A ADDITIONAL PROXY SOLICITATION MATERIAL

        Additional Proxy Solicitation Material Pursuant to Section 14(a)
                      of the Securities Exchange Act of 934

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                          COLUMBUS MCKINNON CORPORATION
     -----------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

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


                                                                    NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405


                       Columbus McKinnon Corporation Mails
                Second Proxy Solicitation Letter to Shareholders



FOR IMMEDIATE RELEASE
---------------------

         Amherst,  NY, August 4, 1999 ... Columbus McKinnon Corporation (NASDAQ:
CMCO) announced today that it has mailed a second letter in connection with the Company's Annual Meeting scheduled for August 16, 1999. The mailing included the following letter to its shareholders in connection with the proxy contest being waged against the Company by a dissident shareholder group.







                            [TEXT OF LETTER FOLLOWS]

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
                   [COLUMBUS MCKINNON CORPORATION LETTERHEAD]


                         SUPPORT YOUR BOARD OF DIRECTORS
                     AND ITS RECORD OF SUPERIOR PERFORMANCE

                                                                   July 30, 1999
DEAR FELLOW SHAREHOLDER:

         As we previously alerted you, a group of dissidents has now commenced a proxy contest in an attempt to seize control of your Company. The self-designated "Shareholders Committee," led by New York City-based stock traders and risk arbitrageurs, is advocating exploring the sale of Columbus McKinnon as the best means of maximizing shareholder value. YOUR BOARD OF DIRECTORS STRONGLY BELIEVES THAT NOW IS NOT THE RIGHT TIME TO SELL YOUR COMPANY. YOU ARE URGED NOT TO SIGN ANY GOLD PROXY CARD WHICH THIS GROUP MAY SEND TO YOU, NOT EVEN AS A VOTE OF PROTEST, SINCE DOING SO WOULD CANCEL AN EARLIER VOTE FOR THE COMPANY.

         Your Board of Directors remains committed to maximizing value for all Columbus McKinnon shareholders and is pursuing a strategic plan which we believe will best achieve that objective. Our interests are identical to yours--CM's directors, officers and the Employee Stock Ownership Plan own more than 30% of Columbus McKinnon's common stock. Your Company is executing a solid operating plan that is already delivering value to shareholders as evidenced by our record of superior performance. WE URGE YOU TO SUPPORT YOUR QUALIFIED, EXPERIENCED DIRECTORS BY SIGNING, DATING AND MAILING PROMPTLY YOUR ENCLOSED WHITE PROXY CARD. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE SIZE OF YOUR INVESTMENT, SO PLEASE ACT TODAY.

         COLUMBUS MCKINNON'S RECORD OF SUPERIOR PERFORMANCE

         Columbus McKinnon's track record of profitable growth is the direct result of the strategic initiatives designed and implemented by your Board of Directors and senior management. By remaining focused on its growth strategy, Columbus McKinnon has achieved a dominant market position with strong brand names and has posted a record of superior performance. SHAREHOLDERS ARE URGED TO JUDGE FOR THEMSELVES OUR FIVE-YEAR RECORD BASED ON THREE COMMONLY USED PERFORMANCE YARDSTICKS:

                                                             CASH FLOW FROM
         NET SALES                 NET INCOME*                 OPERATIONS
       (in thousands)             (in thousands)             (in thousands)

     1999      $735,445          1999      $27,436          1999      $57,493
     1998      $561,823          1998      $23,978          1998      $38,420
     1997      $359,424          1997      $18,352          1997      $28,886
     1996      $209,837          1996      $12,987          1996      $18,338
     1995      $172,330          1995      $10,504          1995      $15,529
     1994      $142,313          1994       $7,029          1994       $5,643

        CAGR**= 39%                  CAGR=31%                   CAGR=59%

-----------
*    BEFORE EXTRAORDINARY CHARGES FOR DEBT EXTINGUISHMENT
**   COMPOUND ANNUAL GROWTH RATE OVER THE PAST FIVE YEARS

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

     Further, we intend to continue to deliver value to shareholders through a well-conceived growth strategy with the following principal components:

o STRENGTHEN CM'S EXISTING BUSINESS. Current initiatives include productivity enhancements, cost savings such as combined purchasing efforts and continued acquisitions synergies, and revenue enhancements through, for example, the development and sale of new broader lines of products and the CraneMart(TM) strategy.

o INCREASE CM'S PENETRATION OF INTERNATIONAL MARKETS. Global markets offer significant growth potential for CM and we have succeeded at increasing international sales 9 fold in the last five years. In fiscal 1999, international sales increased 52% and now constitute 26% of CM's total sales. We fully intend to continue to expand and further leverage global operations and capitalize on our recent acquisitions.

o PURSUE SELECTIVE ACQUISITION OPPORTUNITIES. To the extent they will enhance shareholder value, we will continue to pursue complementary acquisitions to strengthen product lines, broaden distribution channels and increase CM's international presence. Further, we will divest assets not meeting CM's stringent criteria.

         On July 27, 1999, the Company announced financial results for the first quarter of fiscal 2000, which ended on July 4, 1999. The results are on target and reflect increasing strength in the Company's core Products business. Net income per share met expectations at $0.45 per diluted share on 14.2 million shares, compared to fiscal 1999 first quarter net income per share of $0.44 per diluted share and pro forma net income of $0.43 per diluted share, both on 14.5 million shares.* Net sales were $181.6 million, compared to net sales of $184.6 million and pro forma net sales of $183.7 million in the first quarter of fiscal 1999. Cash flow from operating activities, normally weak in the first quarter due to interest and bonus payments, was a positive $0.23 per diluted share for the quarter, compared to a negative $0.76 per diluted share in the first quarter of fiscal 1999.

         The Company's Products segment, which currently makes up about 70% of sales, performed very well in the quarter, producing solid increases in sales and margins (sales up 8.0%; operating margin before amortization expense improved from 13.8% to 16.6%). Results in the Solutions--Automotive segment are still well below the Company's internal objectives for this business, prompting CM to accelerate integration activities to increase returns from this business segment and to undertake specific initiatives to improve productivity and effectiveness at lower cost, to strengthen key business--driving project management and engineering functions, and to enhance both project management capabilities and management controls. Implementation of CM's CraneMart(TM) strategy is also continuing and the Company expects to begin adding independent participants during the next few quarters. These factors all point to another strong year for CM.

         We believe that Columbus McKinnon's history of superior performance and proven growth strategy in an industry with favorable long-term trends, and our commitment to shareholder value, augurs well for the future value of your CM investment. We urge you to support your Board of Directors by signing, dating and mailing your WHITE proxy card.

--------
* Columbus McKinnon's financial results for the first quarter of fiscal 2000 reflect the effect of CM's merger with GL International, Inc. on March 1, 1999, which was accounted for as a pooling of interests and resulted in a restatement of all financial results as though both companies were combined for all periods presented. Pro forma results shown for fiscal 1999 assume all acquisitions and divestitures occurred at the beginning of the periods presented.

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
                   A CLOSER LOOK AT THE SHAREHOLDERS COMMITTEE

         We regret that a costly and disruptive proxy contest has been forced upon your Company, particularly since our collective energies should be devoted exclusively to generating additional shareholder value. We believe that turning over control of Columbus McKinnon to the dissidents could seriously undermine your Company's operations and is not the best way to maximize the long-term value of your stock. TAKE A CLOSER LOOK AT THE FACTS:

         The dissidents want you to believe that they have a plan to maximize shareholder value.

         THE FACT IS that the dissidents have presented no plan whatsoever, except to attempt to immediately sell your Company. The dissidents themselves admit that this is a high-risk strategy. Consider their own words: "There is no assurance that any such transaction would be consummated, that stockholder value will be maximized, or that a significant premium will be realized . . ." In stark contrast, your Board of Directors has a proven strategic plan that is already generating significant shareholder value with great potential for future growth.

         The dissidents want you to believe that Columbus McKinnon's strategic plan is flawed and represents a "high-risk strategy."

         THE FACT IS that the dissidents have agreed with, and purchased their Columbus McKinnon shares based on, this very strategy. Remember, the dissidents do not say that they will do a better job running the Company, and just three months ago admitted that "operationally the Company has performed well." Further, we think you will agree that the dissidents do not possess the requisite experience to run Columbus McKinnon. Ask yourself what will happen to the value of your investment if the dissidents take control of Columbus McKinnon, but are unable to sell the Company.

         The dissidents want you to believe that their interests are aligned with yours.

         THE FACT IS that, unlike you, three of the five dissident nominees do not own even one single share of Columbus McKinnon stock. In contrast, consider that your directors, officers and the CM ESOP hold over 30% of CM's stock -- a collective investment worth more than $100 million. Further, each of the three nominees is being paid a $10,000 fee by the Committee just to serve as nominees in the proxy contest, and the Committee's own proxy materials state that the Committee intends to seek reimbursement from the Company for its proxy solicitation expenses--without a vote of CM's shareholders. Ask yourself if the Committees' nominees' interests are the same as yours.

         The Committee wants you to believe, through its convenient selection of market price intervals, that your investment has not fared well.

         THE FACT IS that since going public in 1996, Columbus McKinnon has posted strong financial performance and CM shareholders have enjoyed an average return on their investment in excess of 15% per year. You be the judge of Columbus McKinnon's performance.

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

         Your Board members, all of whom are also shareholders and with an average of 10 years experience in the materials handling industry, urge you not to be misled by the misplaced criticism of the dissidents. It is the unanimous and strongly held view of your Board of Directors that the election of the dissidents would not be in your interest. We urge you not to sign any GOLD proxy card the dissidents may send to you, not even as a vote of protest, since doing so would cancel an earlier vote for CM.

                                ----------------


         In  closing,   we  thought  you  might  be  interested  in  what  three
independent equity research analysts have had to say about Columbus McKinnon. Consider the following:

              "OUR CONVICTION IN COLUMBUS MCKINNON'S ABILITY TO PROSPER IS REINFORCED BY ITS HISTORICALLY STRONG PERFORMANCE . . ."

              "MOST OF SENIOR MANAGEMENT HAS SPENT AN ENTIRE CAREER AT THE COMPANY. EXTENSIVE EXPERIENCE WITH INDUSTRY CYCLES, OPPORTUNISTIC APPRECIATION FOR GROWTH POTENTIAL AND THE CASH-LEAN HABITS NECESSARY TO OPERATE AS AN LBO COMBINE TO CREATE UNIQUE MANAGEMENT CAPABILITY."

              "COLUMBUS MCKINNON--A GOOD LITTLE COMPANY"

                                ----------------

         We will continue to operate Columbus McKinnon in your best interests, working diligently to generate superior performance and committed to maximizing value for all Columbus McKinnon shareholders. We very much appreciate your support by signing, dating and mailing your WHITE proxy card today. As always, we welcome your questions or comments. Please call Lois Demler, our Corporate Secretary, at (716) 689-5409.

         On behalf of your entire Board of Directors, thank you for your continued support and trust.


                                   Sincerely,

              /s/ Timothy T. Tevens            /s/ Robert L. Montgomery, Jr.
                Timothy T. Tevens              Robert L. Montgomery, Jr.
       PRESIDENT & CHIEF EXECUTIVE OFFICER     EXECUTIVE VICE PRESIDENT &
                                               CHIEF FINANCIAL OFFICER


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

                                    IMPORTANT

         YOUR VOTE IS IMPORTANT. Please take a moment to sign, date and promptly mail your WHITE proxy card in the postage paid envelope provided. Please be certain that your latest dated proxy card is a WHITE proxy card voting "FOR" Columbus McKinnon's Directors. Remember, do not return any GOLD proxy card sent to you by the Shareholders Committee, not even as a vote of protest.

         If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please mail your WHITE proxy card at once in the envelope provided. If you have any questions or need further assistance in voting, please call:

                              D.F. KING & CO., INC.
                                 77 Water Street
                               New York, NY 10005
                            (212) 269-5550 (Collect)

                        CALL TOLL-FREE -- 1-800-697-6974


This letter includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the integration of acquisitions and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently such forward looking statements should be regarded as the Company's current plans, estimates and beliefs. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.






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